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                                                                   EXHIBIT 23.5

PERSONAL AND CONFIDENTIAL

July 31, 1998

Board of Directors
First Chicago NBD Corporation
One First National Plaza
Chicago, IL 60670

Re: Joint Proxy Statement of First Chicago NBD Corporation and BANC ONE CORPORATION

Ladies and Gentlemen:

  Reference is made to our opinion letter dated July 31, 1998 as to the fairness from a financial point of view to the holders of outstanding shares of common stock, $1.00 par value ("FCN Common Stock"), of First Chicago NBD Corporation ("FCN") of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Reorganization (the "Agreement"), dated as of April 10, 1998, by and among BANC ONE CORPORATION ("BANC ONE"), BANK ONE CORPORATION ("BANK ONE"), a newly-formed, wholly-owned subsidiary of BANC ONE, and FCN. The Agreement provides for the merger of BANC ONE and FCN, respectively, with and into BANK ONE (the "Merger"), pursuant to which, among other things, each share of common stock, without par value, of BANC ONE ("BANC ONE Common Stock") will be converted into one share of common stock, par value $.01 per share, of BANK ONE ("BANK ONE Common Stock") and each share of FCN Common Stock will be exchanged for 1.620 shares of BANK ONE Common Stock (the "Exchange Ratio").

  The foregoing opinion letter is provided for the information and assistance of the Board of Directors of FCN in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that FCN has determined to include our opinion in the above-referenced Proxy Statement.

  In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinions of Financial Advisors," "THE MERGER--Background of the Merger," "THE MERGER--Recommendations of the FCN Board and Reasons for the Merger" and "THE MERGER--Opinions of FCN's Financial Advisors" and to the inclusion of the foregoing opinion as Appendix E in the above-mentioned Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)